Subject Line: Urgent Request – Please Vote your Shares for our shareholder meeting!

Dear <Client Name>,

We apologize for the repeated outreach. The Special Meeting of Shareholders, originally slated for June 24, 2021, has been adjourned until July 1, 2021 due to lack of shareholder participation. We are desperately trying to reach quorum for the next meeting and still haven’t yet received your vote. You may think your vote is inconsequential, but your participation helps us to avoid costly additional adjournments and solicitations. Unfortunately, this is a government mandated process that requires a quorum to hold our meeting. We only have a certain timeframe in which to attain quorum and are running out of time. We need YOUR help!

If you have not yet voted, you should have received an email(s) from id@proxyvote.com this morning, June 24th with your voting links.

We encourage you to access and review all the important information contained in the proxy materials before voting, which can be found at www.okapivote.com/TFA.

Below are some Q&As about the proxy solicitation process, which may answer some of your questions.

What is the goal of this vote?

•       To get your approval to reorganize the TFA mutual funds into a new structure with different service providers, as outlined in more detail in the proxy statement.

Why am I receiving this proxy vote?

•       You are a valued shareholder of at least one of five TFA mutual funds.

Do I vote just once?

•       It depends. There are 5 different TFA funds. If you hold more than one fund or have multiple accounts then you may have received multiple emails with voting links and will need to vote multiple times for each fund and account you hold.

What if I have questions?

•       Call 855-208-8903, our agents are available to answer your questions or to record your vote Monday through Friday from 9:00 a.m. to 9:00 p.m. Eastern Time.

Will I be receiving a call about this proxy?

•       Yes, there are voter participation requirements so calling and soliciting shareholders to vote is very normal, especially in the interest of time if shareholders do not act and vote once the proxy vote is received.

Is there a deadline to get my vote in?

•       Yes, the next meeting date is scheduled for next Thursday, July 1st but if we do not get enough participation we will be forced to move this date again until we get enough voter participation. Please submit your vote ASAP.

Best Regards,